Exhibit 16.1

August 6, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read item 4 included in the attached Form 8-K dated
August 6, 2000 of Advanced Wireless Systems, Inc., and are in agreement with the statements contained therein.

Very truly yours,

BROWN ARMSTRONG RANDALL
REYES PAULDEN & McCOWN
ACCOUNTANCY CORPORATION


/s/ Burton H.  Armstrong
By: Burton H.  Armstrong